Exhibit 99.1

Contact:	Timothy R. Yost Chief Financial Officer (202) 777-5455 heroldl@executiveboard.com	2000 Pennsylvania Avenue, N.W. Suite 6000 Washington, D.C. 20006 www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD REPORTS FOURTH QUARTER EARNINGS OF $0.22 PER
DILUTED SHARE ON 26.6% GROWTH IN REVENUES

CEB ANNOUNCES SHARE REPURCHASE OF UP TO $75 MILLION

WASHINGTON, D.C. (February 5, 2003) — The Corporate Executive Board Company (CEB) (Nasdaq/NM:EXBD) today announced financial results for the fourth quarter and year ended December 31, 2002. For the quarter, revenues were $44,512,000, up 26.6% from $35,148,000 for the fourth quarter of 2001. Net income increased 30.3% to $8,244,000 from $6,327,000. Earnings per diluted share for the fourth quarter increased 29.4% to $0.22 from $0.17 for the fourth quarter of 2001.

Revenues for 2002 increased 26.7% to $162,357,000 from $128,112,000 for 2001. Net income rose 36.8% to $29,601,000 from $21,632,000. Earnings per diluted share for 2002 were $0.79, an increase of 33.9% from $0.59 for 2001. Pro forma net income, which excludes stock option and related expenses in all periods, increased 33.9% to $30,011,000 from $22,412,000. Pro forma earnings per diluted share were $0.80, an increase of 31.1% from $0.61 for 2001.

Jay McGonigle, Chairman and CEO of the Corporate Executive Board commented, “We are very pleased with our performance for the fourth quarter and for the full year 2002. In a challenging economy, we achieved our stated goal of 25%-plus revenue growth and experienced strong performance across our product range. The key sources of growth were all in line with our stated target ranges. The CEB membership network grew to over 1,900 companies, and we added new client companies in the fourth quarter including: American Standard, Archer Daniels Midland, Bear Stearns, Canadian Broadcasting Corporation, Carrefour, Federal Trade Commission, Gannett, and Sony Pictures Entertainment. The client renewal rate for 2002 was again 90% and the subscription renewal rate 82%, also unchanged from the prior year. Our cross-selling efforts into our existing client base drove the cross-sell ratio – the average number of subscriptions per member institution – to 2.72 from 2.42 at the start of the year. Cross-sales, combined with average price increases of 5.8%, helped to drive average contract value per institution to $91,500 in 2002.

“The Corporate Executive Board is also pleased to announce the launch of two new research programs in its HR Practice. The first, the Benefits Roundtable, launched in the fourth quarter, serves the strategic research needs of senior benefits executives in HR departments around the world. Front and center on the inaugural research agenda of the Benefits Roundtable is the issue of spiraling healthcare costs. The second new program, the HR Measurement Lab, was launched in January 2003. This program extends the CEB model into the HR performance management arena. In addition to the standard membership package, this program provides software tools and benchmarking that embed directly into large companies’ performance management and reporting systems. As always, these programs benefited from the advice and guidance of a stellar group of charter members, including senior HR executives from AT&T, Cisco Systems, Duke Energy, Genentech, Lowe’s Companies, McGraw-Hill, Starbucks, and Washington Mutual. Early membership meetings will be convened for both programs across the first half of 2003.

“The four new products we launched in 2002 – the Learning and Development Roundtable, the Market Research Executive Board, the IT Infrastructure Executive Council, and the Benefits Roundtable, together with the new HR Measurement Lab – bring our total number of membership programs to 23 as of today and continues our record of accelerating new product introductions across the past three years.”

McGonigle continued, “With our extensive network of companies and senior executives around the world, 23 research programs serving the large corporation, and close connection with our member executives’ most urgent problems and important strategic decisions, we believe that the CEB value proposition has never been more compelling. We continue to deliver high quality best-practices research, executive education, and unbiased decision-support – all through a very cost-effective model. With our high degree of revenue visibility, ample room to cross-sell, and scalable cost structure, we believe that the CEB is well positioned to continue our record of consistent, profitable growth.”

Outlook for 2003

The following statements summarize the Company’s guidance for 2003.

The Company is comfortable with a target for annual growth in revenues of a minimum of 25% and a quarterly revenue distribution approximating the actual distribution last year (in millions):

	Q1	Q2	Q3	Q4	Total

Calendar 2003	$46.7	$49.7	$51.4	$55.2	$203.0

The Company remains comfortable with continued modest expansion within the pro forma operating margin target annual range of 25 – 30%. As in the past, the pro forma operating margin may fluctuate on a quarterly basis.

For 2003, the Company expects interest income of approximately $8.2 — $8.6 million, an effective income tax rate of approximately 39%, and diluted weighted shares outstanding of approximately 38.75 – 39.25 million.

The Company’s guidance on pro forma earnings per diluted share for 2003 is $0.98, with a quarterly distribution as follows:

	Q1	Q2	Q3	Q4	Total

Calendar 2003	$0.21	$0.24	$0.25	$0.28	$0.98

Share Repurchase

The Company also announced that its Board of Directors authorized a share repurchase of up to $75 million of the Company’s common stock. Repurchases will be made from time to time in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company will fund its share repurchases with cash on hand and cash generated from operations. At December 31, 2002 the Company had $225.9 million in cash and marketable securities and no debt.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, our inability to know in advance if new products will be successful, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, restrictions on selling our products and services to the health care industry, continued consolidation in the financial institution industry which may adversely impact our business, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to litigation related content, our potential exposure to loss of revenue resulting from the unconditional service guarantee, various factors that could affect the estimated income tax rate, our ability to use our existing deferred tax assets, and possible volatility of stock price. These factors are discussed more fully in the 2001 annual report on Form 10-K that we filed with the Securities and Exchange Commission in February 2002. The forward-looking statements in this press release are made as of February 5, 2003, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 1,900 of the world’s largest and most prestigious corporations, including over 70% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 250,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Revenues	$44,512	$35,148	$162,357	$128,112
Net income	$8,244	$6,327	$29,601	$21,632
Basic earnings per share	$0.22	$0.18	$0.81	$0.64
Diluted earnings per share	$0.22	$0.17	$0.79	$0.59
Weighted average shares outstanding:
Basic	37,167	34,835	36,722	34,003
Diluted	37,854	36,775	37,671	36,465
Pro Forma: (1)(2)
Net income	$8,244	$6,328	$30,011	$22,412
Diluted earnings per share	$0.22	$0.17	$0.80	$0.61

(1)	Excludes stock option and related expenses.

(2)	Includes provision for income taxes at the effective income tax rate for each respective reporting period.

	Year Ended December 31,

	2002	2001

Other Operating Data:
Contract value (in thousands)	$176,533	$138,474
Average subscription price	$33,581	$31,731
Membership programs	22	18
Member institutions	1,930	1,802
Total membership subscriptions	5,257	4,364
Average subscriptions per member institution	2.72	2.42
Client renewal rate	90%	90%
Subscription renewal rate	82%	82%

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights

(in thousands, except per share data)

		Three Months Ended			Year Ended
	Selected	December 31,		Selected	December 31,
	Growth			Growth
	Rates	2002	2001	Rates	2002	2001

Contract Value (at period end)	27.5%	$176,533	$138,474

Statements of Income
Revenues	26.6%	$44,512	$35,148	26.7%	$162,357	$128,112
Cost of services		15,488	12,574		56,147	45,738

Gross profit		29,024	22,574		106,210	82,374

Member relations and marketing		11,546	8,382		40,768	30,219
General and administrative		4,278	3,766		17,493	15,877
Depreciation		1,468	1,291		5,456	4,412
Stock option and related expenses		—	2		668	1,260

Income from operations	28.5%	11,732	9,133	36.7%	41,825	30,606

Other income, net		1,783	1,071		6,346	4,283

Income before provision for income taxes		13,515	10,204		48,171	34,889
Provision for income taxes		5,271	3,877		18,570	13,257

Net income	30.3%	$8,244	$6,327	36.8%	$29,601	$21,632

EPS-basic		$0.22	$0.18		$0.81	$0.64
EPS-diluted	29.4%	$0.22	$0.17	33.9%	$0.79	$0.59

Pro forma income from operations (1)	28.4%	$11,732	$9,135	33.3%	$42,493	$31,866
Pro forma net income (1) (2)	30.3%	$8,244	$6,328	33.9%	$30,011	$22,412
Pro forma EPS-basic (1) (2)		$0.22	$0.18		$0.82	$0.66
Pro forma EPS-diluted (1) (2)	29.4%	$0.22	$0.17	31.1%	$0.80	$0.61

Weighted average shares outstanding
Basic		37,167	34,835		36,722	34,003
Diluted		37,854	36,775		37,671	36,465

Percentages of Revenues
Gross profit		65.2%	64.2%		65.4%	64.3%
Member relations and marketing		25.9%	23.8%		25.1%	23.6%
General and administrative		9.6%	10.7%		10.8%	12.4%
Pro forma income from operations (1)		26.4%	26.0%		26.2%	24.9%
Pro forma net income (1) (2)		18.5%	18.0%		18.5%	17.5%

(1)	Excludes stock option and related expenses.

(2)	Includes provision for income taxes at the effective income tax rate for each respective reporting period.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONDENSED BALANCE SHEETS
(in thousands)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$71,346	$48,271
Marketable securities	17,030	35,735
Membership fees receivable, net	50,356	42,011
Deferred income taxes, net	28,806	19,881
Deferred incentive compensation	4,974	4,216
Prepaid expenses and other current assets	3,668	3,042

Total current assets	176,180	153,156
Deferred income taxes, net	30,920	38,639
Marketable securities	137,565	48,463
Property and equipment, net	14,916	17,260

Total assets	$359,581	$257,518

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$12,549	$10,683
Accrued incentive compensation	9,660	6,387
Deferred revenues	121,415	94,683

Total current liabilities	143,624	111,753
Other liabilities	2,600	1,781

Total liabilities	146,224	113,534
Total stockholders’ equity	213,357	143,984

Total liabilities and stockholders’ equity	$359,581	$257,518

THE CORPORATE EXECUTIVE BOARD COMPANY

STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,601	$21,632
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,456	4,166
Loss on disposition of property and equipment	—	246
Deferred income taxes and tax benefits resulting from the exercise of common stock options	18,349	13,440
Stock option repurchases	—	(3,140)
Stock option and related expenses	—	186
Amortization of marketable securities premiums, net	1,506	478
Changes in operating assets and liabilities:
Membership fees receivable, net	(8,345)	(12,492)
Deferred incentive compensation	(758)	(1,389)
Prepaid expenses and other current assets	(626)	(27)
Accounts payable and accrued liabilities	1,866	2,581
Accrued incentive compensation	3,273	3,374
Deferred revenues	26,732	23,402
Other liabilities	819	384

Net cash flows provided by operating activities	77,873	52,841

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,112)	(5,260)
Purchase of marketable securities	(116,738)	(61,022)
Sales and maturities of marketable securities	51,564	27,717

Net cash flows used in investing activities	(68,286)	(38,565)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	12,835	13,798
Proceeds from issuance of common stock under the employee stock purchase plan	653	704
Reimbursement of common stock offering costs	300	375
Payment of common stock offering costs	(300)	(375)

Net cash flows provided by financing activities	13,488	14,502

NET INCREASE IN CASH AND CASH EQUIVALENTS	23,075	28,778
Cash and cash equivalents, beginning of period	48,271	19,493

Cash and cash equivalents, end of period	$71,346	$48,271